Press Release

October 17, 2005
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 3rd QUARTER AND FIRST NINE MONTHS OF 2005

West Des Moines, IA – West Bancorporation, Inc. (WTBA), parent company of West Bank and WB Capital Management Inc. (d/b/a VMF Capital), reports net income of $4,963,000, or $0.30 per share, for the third quarter of 2005, compared to $4,807,000 or $0.29 per share for the third quarter of 2004. The return on average equity and return on average assets were 19.33 percent and 1.66 percent, respectively, for the third quarter of 2005.

Year-to-date as of September 30, 2005, net income was $14,790,000, or $0.89 per share compared to $13,622,000 or $0.81 per share for the first nine months of 2004. The return on average equity and return on average assets were 19.85 percent and 1.67 percent, respectively, for the first nine months of 2005.

Net income for the first nine months of 2005 was $1,168,000 higher than the first nine months of 2004, an increase of 8.6 percent. The increase was primarily due to higher net interest income. Net interest income for the first nine months of 2005 was $2,258,000 higher than the same period last year primarily due to loan growth. The provision for loan losses was $550,000 higher than last year. Noninterest income increased by $546,000 and noninterest expenses were $1,155,000 higher.

The net interest margin for the first nine months of 2005 contracted 16 basis points compared to the first nine months of 2004. The net interest margin decreased from a year ago because the cost of short term borrowings and jumbo certificates of deposit has risen more than the increase in the yield on the loan and investment portfolios. However, average earning assets were $147.6 million higher. The growth in earning assets consisted of $136.4 million in average loan growth and a $36.5 million increase in the average balance of the investment securities portfolio. Average federal funds sold and other short term investments decreased $25.3 million from 2004. Funding for the asset growth came from a $108.1 million dollar increase in average interest-bearing deposits and an increase in average borrowings of $20.6 million.

Noninterest income was higher due to a $578,000 increase in investment advisory fees and the recognition during the second quarter of 2005 of $155,000 in fees due to a loan commitment terminated by a customer. Offsetting these increases was a decrease in service charges on deposit accounts of $259,000. The decrease in service charges on deposit accounts was due to lower overdraft fees and lower service charges on commercial accounts.

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The more significant factors included in the increase in noninterest expenses are: 1) an increase in compensation and benefits of $446,000, or 6.1 percent; 2) higher occupancy and equipment costs of $318,000, due to the Coralville office which opened in December, 2004 and higher depreciation expense and equipment maintenance costs due to equipment purchases; and 3) increased net expenses for other real estate owned of $194,000. Net expenses in 2004 for other real estate owned included gains from the sale of real estate owned while such gains have been minimal in 2005.

The amount of nonaccrual loans as of September 30, 2005 was $697,000. This was $222,000 lower than a year ago. As discussed in previous quarters, a loan totaling $2.2 million was placed on non-accrual status at the end of the first quarter. During the second quarter, that loan was written down by $300,000. During the third quarter, the Company obtained the deed to the property, an additional write-down of $155,000 was recorded, and the property transferred to other real estate owned. The property is actively being marketed for sale. Loans past due 90 days or more and still accruing interest as of September 30, 2005 totaled $524,000 compared to $132,000 as of September 30, 2004. Other real estate owned at September 30, 2005 totaled $1,840,000. At September 30, 2004, other real estate owned totaled $195,000. The allowance for loan losses as a percent of total loans was .88 percent as of September 30, 2005 compared to .91 percent a year earlier. Nonperforming assets as a percentage of loans at September 30, 2005 was 0.37 percent compared to 0.18 percent a year ago.

Net income for the third quarter of 2005 was $22,000 lower than the second quarter of 2005. The more significant variances between the second and third quarters of 2005 were: as noted above, the second quarter included the recognition of $155,000 in loan fees due to the termination of a loan commitment; during the third quarter the Federal Home Loan Bank of Des Moines significantly reduced the amount of their quarterly dividend which lowered third quarter dividend income by $69,000; and gains from the sale of investment securities were $114,000 higher in the third quarter.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans for 112 years, West Bank, a wholly owned subsidiary of West Bancorporation, is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area. VMF Capital, a wholly owned subsidiary of West Bancorporation, has offices in Cedar Rapids, and Des Moines, Iowa, providing portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk, competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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WEST BANCORPORATION, INC. AND
SUBSIDIARIES
Financial Information
(unaudited)
			September 30,	September 30,
CONSOLIDATED STATEMENTS OF CONDITION			2005	2004
Assets
Cash and due from banks			$36,352,953	$28,819,898
Short-term investments			6,550,686	39,092,295
Securities			297,189,284	354,821,552
Loans			830,131,517	677,752,180
Allowance for loan losses			(7,305,814)	(6,139,881)

Loans, net			822,825,703	671,612,299
Goodwill and other intangible assets			16,307,447	16,644,392
Bank-owned life insurance			21,885,254	21,044,752
Other assets			19,300,032	13,207,725
Total assets			$1,220,411,359	$1,145,242,913

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing			$209,489,389	$179,312,400
Interest-bearing
Demand			41,534,239	41,728,823
Savings			264,581,468	324,780,327
Time			357,352,006	247,323,805

Total deposits			872,957,102	793,145,355
Short-term borrowings			149,145,106	139,765,007
Long-term borrowings			90,264,018	101,966,545
Other liabilities			4,518,657	14,336,591
Stockholders’ equity			103,526,476	96,029,415
Total liabilities and stockholders’ equity			$1,220,411,359	$1,145,242,913

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low

2005
1st quarter	$0.29	$0.160	$19.25	$15.93
2nd quarter	0.30	0.160	19.09	15.34
3rd quarter	0.30	0.160	20.02	17.25
2004
1st quarter	0.25	0.152	17.14	15.40
2nd quarter	0.27	0.152	17.14	13.93
3rd quarter	0.29	0.160	17.54	14.76
4th quarter	0.30	0.160	18.15	16.21
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ
National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

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WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
CONSOLIDATED STATEMENTS OF OPERATION	2005	2004	2005	2004
Interest income
Loans	$12,980,293	$9,457,232	$35,796,213	$27,036,739
Securities	3,125,660	2,931,536	9,792,884	8,056,948
Other	45,675	183,265	304,712	550,411
Total interest income	16,151,628	12,572,033	45,893,809	35,644,098

Interest expense
Deposits	4,461,976	1,844,293	10,877,412	4,754,006
Short-term borrowings	1,073,573	399,939	2,846,850	815,508
Long-term borrowings	1,254,195	1,309,291	3,736,522	3,899,908
Total interest expense	6,789,744	3,553,523	17,460,784	9,469,422

Net interest income	9,361,884	9,018,510	28,433,025	26,174,676
Provision for loan losses	450,000	325,000	1,325,000	775,000
Net interest income after provision for loan losses	8,911,884	8,693,510	27,108,025	25,399,676

Noninterest income
Service charges on deposit accounts	1,214,142	1,339,223	3,500,949	3,759,792
Trust services	202,475	157,000	531,300	415,500
Investment advisory fees	904,236	711,166	2,478,115	1,900,187
Increase in cash value of bank-owned life insurance	212,621	213,072	629,117	658,037
Net realized gains from sales of securities
held for sale	158,377	1,975	201,565	244,981
Other income	340,732	334,959	1,226,266	1,042,483
Total noninterest income	3,032,583	2,757,395	8,567,312	8,020,980

Noninterest expense
Salaries and employee benefits	2,579,400	2,408,132	7,743,658	7,297,535
Occupancy expense	624,168	494,033	1,817,057	1,499,206
Data processing expense	367,753	338,189	1,057,561	1,027,348
Other expense	1,083,010	918,084	3,241,875	2,880,750
Total noninterest expense	4,654,331	4,158,438	13,860,151	12,704,839

Income before income taxes	7,290,136	7,292,467	21,815,186	20,715,817
Income taxes	2,327,432	2,485,641	7,025,214	7,093,924
Net income	$4,962,704	$4,806,826	$14,789,972	$13,621,893

PERFORMANCE HIGHLIGHTS

Return on average equity	19.33%	20.50%	19.85%	19.46%
Return on average assets	1.66%	1.79%	1.67%	1.78%
Net interest margin	3.53%	3.74%	3.63%	3.79%
Efficiency ratio	36.61%	34.38%	36.27%	36.49%

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